UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
WILLIAM J. ROBERTS
MATTHEW S. CROUSE
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Cohen & Steers REIT and Utility Income Fund, Inc. (the "Fund").  Western Investment has filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On March 19, 2008, Western Investment mailed the following letter to holders of the Common Stock of the Fund:

WESTERN INVESTMENT LLC

Dear Fellow Stockholder:

We are seeking your support to elect three highly qualified and experienced nominees to the Board of Directors of the Cohen & Steers REIT and Utility Income Fund, Inc. (the “Fund”).  We believe that the Fund’s upcoming Annual Meeting of Stockholders on April 1 is a crucial one for all stockholders.  Management of the Fund is doing its best to evade what we believe are the true issues in this election, and all of their letters and phone calls, which the stockholders of the Fund are paying for, are aimed at reelecting Directors who have repeatedly failed to serve your best interests.

The Board’s job is to oversee the management of the Fund and to protect the assets you, the stockholders, have entrusted them with.  We are all paying them to see that all investors in the Fund are properly served and that the Fund’s assets are invested solely for the benefit of the stockholders.  We do not think they are doing their job, and as the largest investor in the Fund – as of the record date we held over 5% of the Fund’s outstanding common stock – we are doing something about it, but we need your help.  We believe our efforts have already produced results, but there is more work yet to do.

•
Management has claimed that our interest in the Fund is speculative, short-term, and somehow threatens the long-term success of the Fund. You should know that we have been investors in the Fund since shortly after its inception, and as owners of over 5% of the outstanding common stock of the Fund, are currently its single largest stockholder.

•
In our opinion, the real threat to the long-term success of the Fund is a boardroom packed with Directors who receive a six-figure fee income from their service on the boards of other funds in the Cohen & Steers fund family.  OUR NOMINEES ARE COMPLETELY INDEPENDENT OF COHEN & STEERS AND ARE WILLING TO DO WHAT IT TAKES TO SEE THAT STOCKHOLDERS’ INTERESTS ARE HELD PARAMOUNT ON THE FUND’S BOARD.

•
The problem of the Fund’s consistent and prolonged trading at a significant discount to its net asset value (NAV) is a problem for every Fund investor, and it has not been adequately addressed by the Board.  Any stockholder may at some time need or want to sell some or all of their shares.  When that time comes for you, will you have to accept a double-digit discount on the value of the assets behind your shares? We believe it is the Directors’ fiduciary duty to see that the market fairly values those assets. ASSURING STOCKHOLDERS OF A FAIR PRICE FOR THEIR INVESTED ASSETS WHEN THEY NEED THEM SHOULD BE ONE OF THE BOARD’S PRIMARY AIMS.

It apparently is not.  For years, the Fund has often dwelt in the bottom 1% of the entire closed end fund universe on this critical measure while the Board sat by!   That is why we have proposed independent Board candidates, with no allegiance to the Fund’s manager, Cohen & Steers Capital Management, Inc., or other Cohen & Steers  funds to hinder their decision-making. We believe that the substantial fees the Fund’s Directors receive for service on the boards of the other Cohen & Steers funds make them vulnerable to the Fund’s manager using its influence to maximize management fees rather than to increase value for stockholders. Many of the solutions to the discount problem are unpalatable to Cohen & Steers because they necessarily involve decreasing the “assets under management” and materially reducing the fees they receive for management services.  The accretive benefits of these solutions – to net asset value, to earnings per share, to return on investment – completely overshadow any possible increase in expenses stockholders might bear in a downsized fund.   We believe that stockholders both need and deserve independent directors in the boardroom to ensure that action is taken to have the market fairly value their investment—whether the Fund’s manager likes it or not.

There are a number of easily deployed strategies for eliminating the bulk of the discounting of the Fund’s assets without, as management has claimed, harming the Fund’s ongoing performance.  The current distribution policy implemented by the Fund has not been effective.  A publicly announced program of disciplined open market share repurchases funded through the sale of Fund assets, set to go into effect whenever the discount reaches an unacceptable, pre-defined level and limited to a certain percentage of the trading volume, we believe would serve to benefit both holders wishing to sell, by limiting the discount, and holders remaining in the Fund by increasing the NAV.  Furthermore, the proceeds from the sale of assets freed up by this program could be used to repurchase the Fund’s preferred shares to provide some sorely needed liquidity to preferred stockholders and cut the Fund’s interest expense.  A recent New York Times article highlighting our strategy is enclosed for your review.  In fact, the New York Times states that “It certainly would be a happy ending to this mess if closed-end funds were forced to redeem the notes by selling holdings as [Western] suggests.”

With the Fund’s shares trading at double-digit discounts for most of its history, it should not be terribly complicated to find an acceptable set of solutions that benefits all stockholders.  That is why, given the Board’s unresponsiveness, we believe what is now required is the will, and an unconflicted voice for stockholders in the boardroom.  To that end, we are seeking THREE seats on a nine member board.  We are not seeking control of the Fund, but do believe that engaged, attentive and independent stockholder representation NOW is essential.

Remember, management benefits by increased management fees.  Stockholders benefit by elimination of the discount to NAV and improved stock performance.  Our interests are aligned with yours.

We are asking you to vote the GOLD proxy at the April 1st Annual Meeting to see that the interests of all Fund stockholders are represented in the boardroom and protected from the Fund’s managers that, in this basic regard, have failed stockholders up to now.

Respectfully,

/s/ Arthur D. Lipson

Arthur D. Lipson
March 19, 2008	Western Investment LLC

ATTENTION RTU STOCKHOLDERS:
VOTE THE GOLD PROXY TODAY.

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE FUND’S
MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR GOLD WESTERN INVESTMENT PROXY, PLEASE
CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

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RTU HOLDERS CALL TOLL-FREE AT: (877) 687-1874

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